                                DOCUMENTUM, INC.
                                  EXHIBIT 11.1
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                (IN THOUSANDS, EXCEPT PER SHARE DATA; UNAUDITED)

                                                   Three Months Ended              Six Months Ended
                                                        June 30,                       June 30,
                                                 -----------------------          ------------------
                                                  1996            1995             1996       1995
                                                 ------          -------          ------     -------
Net Income                                        $ 867          $   227          $1,399     $   365

Primary shares outstanding:
   Weighted average shares outstanding
     during the period                           13,947            1,574          13,519       1,574
   Common stock equivalent shares                   991           11,360(1)        1,017      11,360(1)
                                                 ------          -------          ------     -------
                                                 14,938           12,934          14,535      12,934
                                                 ======          =======          ======     =======


Fully diluted shares outstanding:
   Weighted average shares outstanding
      during the period                          13,947            1,574          13,519       1,574
   Common stock equivalent shares                   991           11,360(1)        1,018      11,360(1)
                                                 ------          -------          ------     -------
                                                 14,938           12,934          14,537      12,934
                                                 ======          =======          ======     =======

Primary net income per
   common stock and common stock
   equivalent share (2)                          $ 0.06          $  0.02          $ 0.10     $  0.03
                                                 ======          =======          ======     =======

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(1)  Pursuant to Securities and Exchange Commission staff accounting bulletins, common and common equivalent shares, options and warrants issued by the Company during the twelve month period prior to the initial public offering have been included as if they were outstanding for all periods presented.

(2)  Fully diluted earnings per share is not required to be presented.